Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of February, 1999, by and between Catskill Savings Bank, a stock savings bank organized and operating under the laws of the United States and having its executive office at 341 Main Street, Catskill, New York 12414 (hereinafter referred to as the "Bank"), and Deborah S. Henderson, residing at 70 North Street, Catskill, New York 12414.
         WHEREAS, Ms. Henderson is currently serving as Vice President of the Bank; and
         WHEREAS, the Board of Directors of the Bank (the "Board") believes it is in the best interests of the Bank to enter into this Agreement with Ms. Henderson in order to assure continuity of management of the Bank and reinforce and encourage the continued attention and dedication of Ms. Henderson to her assigned duties without distraction; and
         WHEREAS, the Board has approved and authorized the execution of this Agreement and Ms. Henderson is agreeable thereto.
         NOW, THEREFORE, in consideration of the mutual covenants and obligations of the parties hereto hereinafter set forth, it is agreed as follows:
         1.       Definitions.
         (a) The term "Change in Control"  means:  (1) an event of a nature that
(i)  results  in a  change  in  control  of the  Bank or of  Catskill  Financial
Corporation, the Delaware corporation which owns all of the Bank's stock (the "Holding Company"), within the meaning of the Home Owners' Loan Act and 12 C. F.
R. Part 574 as in effect on the date hereof; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of securities of the Bank or the Holding Company representing 25% or more of the Bank's or the Holding Company's then outstanding securities; (3) individuals who are members of the board of directors of the Bank or the Holding Company on the date hereof (each the "Incumbent Board") cease, for any reason, to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Bank or the Holding Company or a similar transaction in which the Bank or the Holding Company is not the resulting entity. The term "Change in Control" shall not include an acquisition of securities by: (1) the trustee of an employee benefit plan of the Bank or the Holding Company; (2) a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company; or (3) Ms. Henderson, or any group otherwise constituting a person in which Ms. Henderson is a member.
         (b) The term "Commencement Date" means February 1, 1999.
         (c) The term "Date of Termination" means the date upon which Ms. Henderson ceases to serve as Vice President of the Bank.
         (d) The term "Voluntary Termination" means termination of the employment by Ms. Henderson by resignation upon 90 days written notice but shall not include resignation following a Change in Control (see subparagraph 1(e) below), or material breach of this Agreement (see subparagraph 1(e) below) or disability.
         (e) The term "Involuntary Termination" means termination of the employment of Ms. Henderson by the Bank for any reason other than those reasons which constitute Termination for Cause (see subparagraph 1(f),(below). Involuntary Termination shall also include termination of the employment by Ms. Henderson as a result of her resignation, upon 30 days written notice, following a Change in Control or material breach of this Agreement such as a material diminution or interference with her duties, responsibilities and benefits as Vice President of the Bank, including (without limitation) any of the following actions unless consented to in writing by Ms. Henderson: (1) a material demotion of Ms. Henderson; (2) a material adverse change in Ms. Henderson's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Holding Company.
         (f) The term "Termination for Cause" means termination of the employment of Ms. Henderson because of her personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.
         2. Term. The term of this Agreement shall be a period of two years commencing on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that (1) the Bank has not given notice in writing to Ms. Henderson at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of the Bank explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.
         3.       Employment.
         (a) Ms. Henderson is employed as Vice President of the Bank and, except to the extent allowed under subparagraph 3(b), below, shall devote her full business time and attention to the business and affairs of the Bank and the Holding Company and use her best efforts to advance their interests. She shall render such administrative and management services under the supervision of the President of the Bank as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties, not inconsistent with her title and office, as the Board may prescribe from time to time.
         (b) Ms. Henderson may engage in personal business and investment activities for her own account and serve as a member of the board of directors of such business, community and charitable organizations as she may disclose, in advance, to the Board from time to time so long as such activities and services do not materially interfere with the performance of her duties under this Agreement or involve entities which either compete with the Bank or may be reasonably expected to negatively impact on the Bank's standing and reputation in the community it serves.
         4.       Compensation.
         (a) Salary. The Bank agrees to pay Ms. Henderson during the term of this Agreement, not less frequently than monthly, the salary established by the Board, which shall be at least equal to Ms. Henderson's salary in effect as of the Commencement Date. The amount of Ms. Henderson's salary shall be reviewed by the Board, at least annually beginning not later than the first anniversary of the Commencement Date. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement. Ms. Henderson's salary in effect from time to time during the term of this Agreement shall not thereafter be reduced. At each anniversary of the commencement date following a Change in Control, Ms. Henderson's salary shall be increased at least by multiplying it by the greater of: (1) the quotient of (i) the U.S. Department of Labor Consumer Price Index for all Urban Consumers (N.Y.-Northeastern N.J.) for January of the then current calendar year divided by (ii) the U.S. Department of Labor Consumer Price Index for all Urban Consumers (N.Y.- Northeastern N.J.) for January of the immediately preceding calendar year; and (2) the quotient of (i) the average annual rate of salary, determined as of the first business day of such calendar year, of the officers of the Bank (other than Ms. Henderson) who are assistant vice president or more senior officers, divided by (ii) the average annual rate of salary, determined as of the first business day of the immediately preceding calendar year, of the officers of the Bank (other than Ms. Henderson) who are assistant vice presidents or more senior officers.
         (b) Discretionary Bonuses. Ms. Henderson shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such discretionary bonuses as are authorized and declared by the Board to its executive employees. No other compensation provided for in this Agreement shall be deemed to substitute for Ms. Henderson's right to participate in such bonuses when and as declared by the Board.
         (c) Expenses. Ms. Henderson shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services under this Agreement in accordance with the policies and procedures applicable to executive officers of the Bank, provided that she accounts for such expenses as required under such policies and procedures.
         5.       Benefits.
         (a)  Participation  in  Retirement  and  Employee  Benefit  Plans.  Ms.
Henderson shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Bank's executive officers participate.
         (b) Fringe Benefits. Ms. Henderson shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to the Bank's executive officers.
         6. Vacations; Leave. Ms. Henderson shall be entitled to annual paid vacation in accordance with the policies established by the Board for executive officers and to voluntary leaves of absence, with or without pay, from time to time, at such times and upon such conditions as the Board may determine in its discretion.

         7.       Termination of Employment.
         (a) Involuntary Termination. The Board may terminate Ms. Henderson's employment at any time. In the event of Involuntary Termination other than in connection with a Change in Control, the Bank shall, during remaining term of this Agreement, (1) pay to Ms. Henderson, her salary at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable under Section 4 if Ms. Henderson had continued to be employed by the Bank, (2) provide to Ms. Henderson substantially the same life, health and disability insurance benefits as the Bank maintained for its executive officers immediately prior to the Date of Termination reduced by the amount of any such insurance benefits provided to Ms. Henderson by a subsequent employer, and (3) provide to Ms. Henderson such other benefits, if any, to which she and her family and dependents would have been entitled as a former officer or the family or dependents of a former officer under the employee benefit plans and programs maintained for the benefit of the Bank's officers in accordance with the terms of such plans and programs in effect immediately prior to the Date of Termination.

         (b) Termination for Cause. In the event of Termination for Cause, the Bank shall (1) pay Ms. Henderson her salary and benefits through the Date of Termination, (2) pay her for unused vacation days, and (3) have no further obligations to her under this Agreement.
         (c) Voluntary Termination. Ms. Henderson's employment may be voluntarily terminated by her at any time by resignation. In the event of such Voluntary Termination, the Bank shall be obligated to (1) pay to Ms. Henderson her salary and benefits through the Date of Termination, (2) pay her for unused vacation days, and (3) have no further obligations to her under this Agreement.
         (d) Change in Control. In the event of Involuntary Termination in connection with or within 12 months after a Change in Control, the Bank shall, subject to paragraph 8 of this Agreement, (1) pay to Ms. Henderson an amount equal to 200% of her "base amount" as defined in 26 U.S.C. Section 28OG which payment shall be made in three equal installments, the first within 10 days after the Date of Termination, the second on the fifth business day of January of the next succeeding calendar year and the third on the fifth business day of January of the second succeeding calendar year, (2) provide to Ms. Henderson during the remaining term of this Agreement substantially the same life, health and disability insurance benefits as the Bank maintained for its executive officers immediately prior to the Date of Termination, and (3) provide to Ms. Henderson such other benefits, if any, to which she and her family and dependents would have been entitled as a former officer or the family or dependents of a former officer under the employee benefit plans and programs maintained for the benefit of the Bank's officers in accordance with the terms of such plans and programs in effect immediately prior to the Date of Termination.

         (e) Death; Disability. In the event of the death of Ms. Henderson during the term of this Agreement, within 60 days following such death, her estate, or such person(s) as she may have designated in writing, shall be entitled to receive from the Bank a death benefit, payable through life insurance or otherwise, which is equal to one times Ms. Henderson's then current salary. If Ms. Henderson becomes disabled as defined in the Bank's then current disability plan, if any, or if she is otherwise unable to serve as Vice President, this Agreement shall continue in full force and effect, except that the salary paid to Ms. Henderson shall be reduced by any disability insurance payments made to her on policies of insurance maintained by the Bank at its expense. In addition, in the event of the death or disability of Ms. Henderson during the term of this Agreement, Ms. Henderson and her family and dependents (in the event of disability) and her family and dependents (in the event of death) shall be provided with such benefits as they would have been entitled to receive as a former officer or the family or dependents of a former officer under the employee benefit plans and programs maintained for the benefit of the Bank's officers in accordance with the terms of such plans and programs in effect immediately prior to the death or disability.

         (f) Temporary Suspension or Prohibition. If Ms. Henderson is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement, other than those which have vested, shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (1) pay Ms. Henderson all or part of the compensation withheld while its obligations under this Agreement were suspended and (2) reinstate in whole or in part any of its obligations which were suspended.
         (g) Permanent Suspension or Prohibition. If Ms. Henderson is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
         (h) Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.
         (i) Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time: (1) the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank; or (3) the Director or his or her designee determines the Bank to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

         8. Certain Reduction of Payments by the Bank. Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by Ms. Henderson in connection with a Change in Control would cause any amount to be nondeductible by the Bank for federal income tax purposes pursuant to 26 U.S.C. Section 28OG, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to Ms. Henderson without causing any amount to become nondeductible by the Bank. Ms. Henderson shall determine the allocation of such reduction among payments to her.

         9. No Mitigation. Ms. Henderson shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Ms. Henderson as the result of employment by another employer unless explicitly stated herein, by retirement benefits after the Date of Termination or otherwise.
         10. Attorneys Fees. In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Paragraph 18 that cause did not exist for such termination, or if it is determined by a court or arbitrator that the Bank has failed to meet any of its obligations or abide by any of the terms of this Agreement, Ms. Henderson shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or enforcing such obligations or terms. Such reimbursement shall be in addition to all rights to which Ms. Henderson is otherwise entitled under this Agreement.
         11.      No Assignments.
         (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to Ms. Henderson, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle Ms. Henderson to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Paragraph 7(d) hereof. For purposes of implementing the provisions of this Paragraph 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.
         (b) This Agreement and all rights of Ms. Henderson hereunder shall inure to the benefit of and be enforceable by her personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Ms. Henderson should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or if there is no such designee, to her estate.

         12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, if to the Bank at its executive office, to the attention of the Board with a copy to the Secretary of the Bank, or, if to Ms. Henderson, to her home at the address stated above, unless notice of a change of address has been given pursuant hereto.
         13. Entire Agreement; Amendments. This Agreement: i) sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior oral and written agreements between them, including the "Change in Control Severance Agreement" entered into on April 1, 1996; and ii) may be amended only by a writing signed by both parties.
         14. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
         15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
         16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
         17. Waiver. Failure, by either party, to insist on strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition.
         18. Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of New York.
         19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Albany, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:                                                CATSKILL SAVINGS BANK



 /s/ David L. Guldenstern                           By: /s/ Allan D. Oren
 ------------------------                           ---------------------
 SECRETARY                                          DIRECTOR


WITNESS:



 /s/ Wilbur J. Cross                                 /s/ Deborah S. Henderson
 -------------------                                 ------------------------
 PRESIDENT                                              DEBORAH S. HENDERSON